Exhibit 10.1

August 22, 2016

Mr. John Burns

Dear Mr. Burns:

This Severance Agreement (“Agreement”) establishes the terms of your continued employment with Galena Biopharma, Inc. (“Galena” or “Company”), as the Company seeks to develop a new strategic direction after the termination of the NeuVax PRESENT Trial.

1. Duration
The term of this Agreement will begin on August 22, 2016 and end upon the termination of your employment.

2. Title
You will continue to be employed in your current position, devoting your best professional efforts, time and skill to the performance of the duties originally undertaken under your current job description. You will continue to report to current supervisor.

3. Compensation
Your annual base salary will remain the same (currently $215,000 per year), and you will be paid in accordance with Galena’s normal payroll procedures.

4. Severance Payment
You will be eligible for a (i) severance payment of six months of your base salary upon your termination of employment without cause or (ii) nine months upon your termination of employment without cause in the event of a change of control, subject to the terms described below and subject to withholding of all appropriate state, federal, and local taxes prior to its disbursement to you in one lump sum.
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5. Termination
(a) If the Company terminates your employment without cause, you will receive a severance payment of six months base salary.
(b) If for any reason you resign or retire from Galena or die at any point during the term of this Agreement, you will not receive any portion of the severance payment.
(c) If you are terminated for cause at any point before the end of this Agreement, you will not receive any portion of the severance payment.
For purposes of this Agreement, cause means:
(i) your willful and continued failure to perform substantially your duties with Galena; (ii) your willful engagement in illegal conduct or dishonest, unethical, immoral or fraudulent conduct or any gross misconduct which discredits or causes harm to Galena; or (iii) your violation of the confidentiality obligations set forth below or the confidentiality agreement you signed upon your employment with Galena.
(d) If during the term of this Agreement, there is a change of control of Galena and (i) you are terminated without cause, (ii) your compensation, benefits, title, or duties are significantly reduced, or (iii) you must relocate more than 50 miles from your current residence, you will be paid by Galena or any successor to Galena a severance payment of nine months base salary following the date of termination.
For purposes of this Agreement, change of control means:

(i) any of the following transactions, provided, however, that the Company shall determine whether multiple or successive transactions are related to constitute a Change in Control, and its determination shall be final, binding and conclusive:
(1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities;
(2) the consummation of the sale, liquidation or disposition by the Company of all or substantially all of the Company's assets; or
(3) the consummation of a merger, consolidation, reorganization or other corporation transaction involving the Company, in each case, in which the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such transaction.

6. Return of Property.
Upon the termination of your employment, you agree to return immediately to the Company any and all property of the Company, including any files, computers and software and any documents prepared for or by the Company. You will not be eligible to receive the severance payment unless and until you return all such property to the Company.

7. General Release Of Claims.
Upon the termination of your employment and prior to receiving the severance payment, you will be required to waive all claims against the Company by signing and returning to the Company a General Release, that will be provided to you at termination. Provided that you satisfy all other terms and conditions of the severance payment, the severance payment will be paid to you within ten (10) days after you return the signed General Release to the Company.

8. Governing Law
The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the laws of the state of California, without regard to its conflict of laws principles.

9. Employment Relationship.
Nothing in this Agreement is intended to modify the at-will employment relationship between Galena and you. Either the Company or you may terminate the employment relationship at any time, with or without cause. However, as described above, if Galena terminates your employment other than for cause and you have otherwise satisfied the terms and conditions of the severance payment, Galena will pay you the severance payment. Your regular salary and benefits will end on the date of your termination. You will be paid for all days worked and for any accrued but unused vacation days, but except as provided under this Agreement, upon the termination of your employment you shall not be entitled to any other or further compensation, remuneration, reimbursement, benefits or other payments from the Company; provided, however, that nothing in this Agreement shall divest or otherwise affect any entitlement to any pension or retirement benefit which already may have vested.

10. Modification
No provision of this Agreement may be modified, altered or amended, except by mutual agreement between the Company and you in writing.

Please read this Agreement carefully and then signify your commitment to the Company and your acceptance of, and agreement to, the foregoing terms and conditions by signing your name and the date in the space provided below. Your signature below will indicate that you are entering into this Agreement freely and with a full understanding of its terms. Once signed by you, this

Agreement shall be legally binding on both you and the Company. No changes to this Agreement will be valid unless in writing and signed by both you and an authorized official of the Company. If you have any questions in the meantime, you may call me at 925-498-7711. Please provide the original of this letter to Anita Sharma no later than August 22, 2016, after which this offer will expire. Anita will provide you a copy for your records.

Sincerely,

/s/ Mark W. Schwartz
By: Mark W. Schwartz, Ph.D.
Title: President and CEO

Signature: /s/ John T. Burns
Name: John T. Burns
Date: August 22, 2016